Exhibit 99.1

FOR IMMEDIATE RELEASE

SM ENERGY REPORTS SECOND QUARTER OF 2016 RESULTS

- EXCEEDING EXPECTATIONS ACROSS THE BOARD

- RAISING PRODUCTION GUIDANCE, LOWERING CAPITAL GUIDANCE

•	Production of 14.3 MMBoe exceeded plan by approximately 1 MMBoe reflecting outperformance from new wells in the Eagle Ford and Permian; oil production of 4.1 MMBoe at mid-point of guidance

•	GAAP Net cash provided by operating activities $138.6 MM; Adjusted EBITDAX $217.1 MM

•	GAAP Costs incurred $177.3 MM; total capital spend $167.6 MM

•	Capital spend and operating cost guidance lowered, production guidance raised

•	Operating costs below plan across the board including LOE, transportation and G&A

•	Asset divestitures under definitive agreements total $172.5 MM

DENVER, CO August 2, 2016 - SM Energy Company (NYSE: SM) today announced financial results for the second quarter of 2016 and provided an operations update. In conjunction with this release, the Company posted an investor presentation on its website at www.sm-energy.com with additional second quarter results and operations detail. This presentation will be referenced during the earnings webcast and conference call scheduled for 8:00 a.m. Mountain Time (10:00 Eastern Time) on August 3, 2016. Further information on the earnings webcast and conference call can be found below.

MANAGEMENT COMMENTARY

President and Chief Executive Officer Jay Ottoson comments:

“The second quarter of 2016 exceeded expectations across the board, a result of outstanding execution and well results. Production volumes reflected continued improvement in performance in both Eagle Ford and Permian wells while operating efficiencies contributed to both lower operating and capital costs. EBITDAX well exceeded capital spend in the quarter, while production grew 7% sequentially. We are focused on delivering differential value for our shareholders through debt-adjusted per share growth in cash flow over the long term, and we believe that our cost discipline and well results demonstrate that we are on that path.”

SECOND QUARTER 2016 RESULTS

Second quarter production of 14.3 MMBoe, or 157,247 Boe per day, was 29% oil, 26% NGLs and 45% natural gas. Production from new wells in both the operated Eagle Ford and Permian outperformed plan. Eagle Ford wells completed during the quarter were primarily located in the natural gas-NGL rich portion of Eagle Ford. Oil production met the mid-point of guidance despite weather related delays in well completions in North Dakota. Total production is up 7% sequentially from the first quarter of 2016 and down 9% from the second quarter of 2015, pro forma for assets sold. For the first half of 2016, total production was 27.7 MMBoe and averaged 152,356 Boe per day.

PRODUCTION - SEQUENTIAL COMPARISON            2Q16    1Q16
Oil (MMBbls)                                 4.1     4.1
Natural gas (Bcf)                            39.0    35.7
NGLs (MMBbls)                             3.7     3.3
Equivalent (MMBoe)                            14.3    13.4

Realized prices in the second quarter of 2016 averaged $20.35 per Boe (before the effect of commodity derivatives). Benchmark oil and NGL prices increased from first quarter lows driving a 29% sequential increase in the average realized price. Year-over-year the average realized price was down 24%.

REALIZED PRICES - SEQUENTIAL COMPARISON

2Q16             1Q16
Pre/Post-Hedge         Pre/Post-Hedge

Oil ($/Bbl)                    39.38/56.97            25.67/49.94
Natural gas ($/Mcf)                 1.79/ 2.60             1.87/ 3.02
NGLs ($/Bbl)                    16.12/15.61            11.76/13.54
Equivalent ($/Boe)                20.35/27.45            15.78/26.74

Second quarter lease operating expense (including ad valorem tax) of $3.50 per Boe was flat with the second quarter of 2015 and down 14% sequentially compared with the first quarter of 2016. Costs declined significantly in the Eagle Ford and Permian on a per Boe basis, reflecting lower costs for labor and disposal as well as recycling of produced water at Sweetie Peck. Total Company transportation expense of $5.95 per Boe was up 5% compared with the same prior year period and down 2% sequentially. For the first six months of 2016, lease operating expense (including ad valorem) was $3.77 per Boe compared to guidance of $4.10-$4.50 per Boe. For the first six months of 2016, transportation expense averaged $6.00 per Boe compared to guidance of $6.10-$6.30 per Boe. See below for revisions to guidance as a result of lower operating costs.

Second quarter general and administrative expense of $28.2 million was down 34% compared with the second quarter of 2015 and was down 13% sequentially, as the Company continues to focus on cost control during the current environment of low commodity prices. General and administrative expense in the second quarter of 2016 included $5.3 million of non-cash, stock-based compensation expense. General and administrative expenses for the same 2015 period included a one-time charge of $5 million resulting from the closure of the Tulsa office. For the first six months of 2016, general and administrative expenses totaled $60.4 million (including $10.5 million of non-cash, stock-based compensation expense), down from $86.2 million in the first six months of 2015 (including $9.8 million non-cash, stock-based compensation expense.)

The Company’s GAAP net loss for the second quarter of 2016 was $168.7 million, or $2.48 per diluted common share, compared with a net loss of $57.5 million, or $0.85 per diluted common share, in the second quarter of 2015. The year-over-year decline in net income was primarily due to lower operating revenues, as a result of lower production and lower realized commodity prices, and an increased non-cash derivative loss in the 2016 period, partially offset by higher general and administrative expense, impairment charges and loss on extinguishment of debt recorded in the 2015 period. Net loss for the first six months of 2016 was $515.9 million, or $7.58 per diluted common share, compared with a net loss of $110.6 million, or $1.64 per diluted common share, for the first six months of 2015.

Adjusted EBITDAX and adjusted net income are non-GAAP measures. Please reference the reconciliations to the most directly comparable GAAP financial measures at the end of this release.

The Company’s adjusted EBITDAX for the second quarter of 2016 was $217.1 million compared with $337.3 million in the prior year period. The year-over-year decline in adjusted EBITDAX was predominantly due to lower production and an 18% decline in the average realized oil, natural gas and NGL sales price including derivative settlements. Compared sequentially to the first quarter of 2016, adjusted EBITDAX was up $34.8 million, benefiting from 7% production growth and a near tripling of per unit cash operating margin, driven by a 29% increase in the pre-hedge realized commodity price per Boe and lower costs across the board. Adjusted EBITDAX for the first six months of 2016 was $399.4 million compared with $649.1 million in the prior year period. Adjusted EBITDAX for the first six months of 2016 exceeded total capital spend for the period by $26.5 million.

The Company’s adjusted net loss for the second quarter of 2016 was $30.2 million, or $0.44 per diluted common share, compared with adjusted net income of $33.2 million, or $0.49 per diluted common share, in the second quarter of 2015. For the first six months of 2016, the Company’s adjusted net loss was $86.7 million, or $1.27 per diluted common share, compared with adjusted net income of $47.8 million, or $0.70 per diluted common share, for the first six months of 2015. The calculation of adjusted net loss excludes non-recurring items and items difficult to estimate in order to present results that can be more consistently compared with prior periods and peer results.

FINANCIAL POSITION AND LIQUIDITY

At June 30, 2016, the outstanding principal balance on the Company’s long-term debt was $2.6 billion, comprised of $2.3 billion in senior notes and $0.3 billion drawn on its senior secured credit facility. As of the end of the second quarter of 2016, coverage ratios under the Company’s senior secured credit facility were senior secured debt-to-adjusted EBITDAX (trailing 12 months) of 0.38 times (maximum allowed 2.75 times) and adjusted EBITDAX (trailing 12-months) -to-interest expense ratio of 6.74 times (minimum allowed 2.0 times.)

The Company’s senior secured credit facility has a borrowing base and lender commitments of $1.25 billion, providing liquidity as of June 30, 2016, of approximately $920 million.

As recently announced, the Company entered into definitive agreements for the sale of two packages of non-core assets for total expected cash proceeds of $172.5 million, subject to customary closing conditions. The closings of these transactions are subject to the satisfaction of customary closing conditions, and there can be no assurance that either of these transactions will close on the expected closing dates or at all. One package is composed primarily of waterflood assets in New Mexico and the second package includes producing assets in North Dakota and Montana. The transactions are expected to close late in the third quarter of 2016.

CAPITAL ACTIVITY AND OPERATIONS

Costs incurred in oil and gas activities for the second quarter of 2016 were $177.3 million and for the first six months of 2016 were $404.7 million. Total capital spend (this is a non-GAAP measure, please reference the reconciliation to Costs Incurred at the end of this release) for the second quarter of 2016 was $167.6 million and for the first six months of 2016 was $372.9 million. Total capital spend guidance for 2016 was reduced to approximately $670 million from approximately $705 million as lower drilling and completion costs and realized efficiencies contribute to overall capital cost savings.

During the second quarter of 2016, the Company recorded acquisition costs of $2.9 million related to the acquisition of acreage in the Permian Basin near the Company’s Sweetie Peck acreage.

The Company is currently operating four rigs with two in the Permian Basin, one in the Bakken/Three Forks and one in the Eagle Ford, with plans to drop the Eagle Ford rig in August 2016. During the second quarter, the Company drilled 19 gross/18 net operated wells, completed 34 gross/31 net operated wells and participated in drilling one net and completing six net non-operated wells. The Company’s drilled and uncompleted (DUC) inventory at June 30, 2016 was 129 gross/124 net operated wells plus 27 net non-operated wells. During the second half of 2016, the Company plans to drill approximately 30 net wells and complete approximately 65 net wells.

PERMIAN BASIN

Second quarter of 2016 Permian Basin net production was 849,000 Boe (9,330 Boe/d) and was 73% oil. Production increased 53% sequentially with activity that included drilling eight net wells and completing eight net wells. Execution and well optimization continue to be a top priority for the Company, as demonstrated by achieving further improvements in drill times from the first quarter of 2016. Wells in the Sweetie Peck area are top tier among Midland Basin operators. For the second half of 2016, the Company expects to focus its drilling activity in the Sweetie Peck area, which offers the highest returns in the Company’s portfolio as well as substantial upside for reserve and inventory growth.

EAGLE FORD

Second quarter of 2016 Eagle Ford net production was 10.9 MMBoe (119,300 Boe/d) of which 8.4 MMBoe was operated and 2.5 MMBoe was third party operated. Operated production increased 10% sequentially with nine wells completed in the quarter and significant benefit from well optimization. New wells completed early in the quarter had strong initial rates driving natural gas and NGL production volumes higher than expectations. Activity in the Eagle Ford continues to employ stack-staggered drilling configurations with co-development of the Lower and Upper Eagle Ford formations along with testing diverter technologies and tighter spacing.

ROCKY MOUNTAIN

Second quarter of 2016 Rocky Mountain net production was 2.6 MMBoe (28,610 Boe/d) and was 80% oil. Regional production included 2.0 MMBoe from the Bakken/Three Forks area, with the remainder from the Powder River Basin and other areas. During the quarter, the Company drilled four net wells and completed 14 net wells in the area, with the majority of completions occurring late in the quarter following weather related road closures and mechanical delays. The Company continues to see improving well performance from variations in completion techniques including employing diverters, slick water and optimization of stages.

GUIDANCE

Full year 2016 guidance is revised as follows:
Total capital spend (before acquisitions) ($MM)        $670
Total production (MMBoe)                    53-57
LOE including ad valorem ($/Boe)                $3.90-4.30
Transportation ($/Boe)                    $6.00-6.20
Production taxes                         ~$1.00 or 5%
G&A (including approximately $21-23MM non-cash,
stock-based compensation expense) ($MM)        $125-130
Exploration before dry hole expenses ($MM)        $60-64
(this amount is a component of capital guidance)
DD&A ($/Boe)                            $15.00-$16.50

Third quarter of 2016 production is expected to range between 13.5 and 14.0 MMBoe and is expected to have a commodity mix that is approximately 31% oil.

Total capital spend (before acquisitions) is a non-GAAP measure. The Company is unable to present a quantitative reconciliation of this forward-looking non-GAAP financial measure without unreasonable effort because acquisition costs are inherently unpredictable. Acquisition costs could be significant in future periods and would depend on a wide variety of factors outside the Company’s control. Accordingly, investors are cautioned not to place undue reliance on this information.

COMMODITY DERIVATIVES

As of July 21, 2016

For the remainder of 2016, the Company has commodity derivatives in place for approximately 60% of expected oil production, 80% of expected natural gas production and 65% of expected NGL production. For 2017, under a scenario of comparable production volumes, the Company has commodity derivatives in place for approximately 50% of total production, predominantly for natural gas price risk.

PERIOD        OIL              NATURAL GAS            NGLs
Volume/Average Price    Volume/Average Price    Volume/Average Price
(MBbls/$Bbl)         (BBtu/$MMBtu)         (MBbls/$Bbl)
3Q16        1,840/$71.80            25,724/$3.13                2,062/$16.14
4Q16        1,399/$67.73            26,700/$3.34                1,888/$15.94
1Q17         841/$45.55            28,222/$3.78                1,277/$12.72
2Q17         783/$45.55            25,669/$4.00                1,180/$12.84
3Q17         735/$45.95            23,657/$4.01                 1,101/$12.99
4Q17         694/$45.38            22,001/$3.98                1,033/$12.95

Notes: The volumes above represent fixed swap contracts the company has in place through 4Q17. In addition to these fixed swap contracts, the Company has oil collar contracts for approximately 4,000 MBbls through 4Q17 with a weighted average ceiling price of $53.10 and a weighted average floor price of $43.07. Volumes for 3Q16 include all commodity contracts for settlement any time during the third quarter of 2016; prices are weighted averages; natural gas contracts reflect regional contract positions and are no longer adjusted to a NYMEX equivalent; NGL prices are at Mt. Belvieu and reflect specific NGL components, 3Q16-4Q16 includes ethane, propane and butanes and 2017 quarters include ethane and propane only.

SECOND QUARTER 2016 WEBCAST AND CONFERENCE CALL

Please join SM Energy management at 8:00 a.m. Mountain time/10:00 a.m. Eastern time Wednesday, August 3, 2016, for a discussion of second quarter financial and operating results via webcast (available live and for replay) on the Company’s website at www.sm-energy.com. Please reference the Second Quarter Earnings IR presentation available on the Company’s website.

Alternatively, you may join by telephone with the passcode 50525682 (applicable for live and replay calls) at:
Live - Domestic toll free/International: 877-303-1292/315-625-3086
Replay - Domestic toll free/International: 855-859-2056/404-537-3406
The call replay will be available approximately two hours after the call until August 17, 2016.

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of securities laws, including updated guidance for certain operating metrics for the third quarter and full year 2016, as well as other forecasts and projections. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,”

“guidance,” “intend,” “plan,” “project,” “will” and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward-looking statements. These risks include factors such as the availability, proximity and capacity of gathering, processing and transportation facilities; the volatility and level of oil, natural gas, and natural gas liquids prices, including any impact on the Company’s asset carrying values or reserves arising from price declines; uncertainties inherent in projecting future rates of production or other results from drilling and completion activities; the imprecise nature of estimating oil and gas reserves; uncertainties inherent in projecting future drilling and completion activities, costs or results, including from pilot tests; the uncertainty of negotiations to result in an agreement or a completed transaction; the uncertain nature of divestiture, joint venture, farm down or similar efforts and the ability to complete any such transactions; the uncertain nature of expected benefits from the actual or expected divestiture, joint venture, farm down or similar efforts; the availability of additional economically attractive exploration, development, and acquisition opportunities for future growth and any necessary financings; unexpected drilling conditions and results; unsuccessful exploration and development drilling results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company's commodity price risk management strategy; uncertainty regarding the ultimate impact of potentially dilutive securities; and other such matters discussed in the “Risk Factors” section of SM Energy's 2015 Annual Report on Form 10-K, as such risk factors may be updated from time to time in the Company's other periodic reports filed with the Securities and Exchange Commission. The forward-looking statements contained herein speak as of the date of this announcement. Although SM Energy may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm‑energy.com.

SM ENERGY CONTACTS

INVESTORS - Jennifer Martin Samuels, jsamuels@sm-energy.com, 303-864-2507

MEDIA - Patty Errico, perrico@sm-energy.com, 303-830-5052

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
June 30, 2016

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
Production Data	2016	2015	Percent Change	2016	2015	Percent Change

Average realized sales price, before the effects of
derivative settlements:
Oil (per Bbl)	$39.38	$51.45	(23)%	$32.51	$44.92	(28)%
Gas (per Mcf)	1.79	2.53	(29)%	1.83	2.65	(31)%
NGL (per Bbl)	16.12	16.85	(4)%	14.05	16.76	(16)%
Equivalent (per BOE)	$20.35	$26.78	(24)%	$18.14	$25.10	(28)%

Average realized sales price, including the effects of
derivative settlements:
Oil (per Bbl)	$56.97	$65.98	(14)%	$53.45	$62.39	(14)%
Gas (per Mcf)	2.60	3.41	(24)%	2.80	3.46	(19)%
NGL (per Bbl)	15.61	16.85	(7)%	14.63	19.39	(25)%
Equivalent (per BOE)	$27.45	$33.63	(18)%	$27.11	$33.34	(19)%

Production:
Oil (MMBbl)	4.1	5.1	(19)%	8.2	10.3	(20)%
Gas (Bcf)	39.0	44.2	(12)%	74.7	90.1	(17)%
NGL (MMBbl)	3.7	4.0	(8)%	7.1	7.9	(11)%
MMBOE (6:1)	14.3	16.5	(13)%	27.7	33.3	(17)%

Average daily production:
Oil (MBbl/d)	45.1	55.9	(19)%	45.2	57.0	(21)%
Gas (MMcf/d)	428.2	485.8	(12)%	410.2	498.0	(18)%
NGL (MBbl/d)	40.8	44.2	(8)%	38.8	43.8	(11)%
MBOE/d (6:1)	157.2	181.0	(13)%	152.4	183.7	(17)%

Per BOE Data:
Realized price, before the effects of derivative settlements	$20.35	$26.78	(24)%	$18.14	$25.10	(28)%
Lease operating expense	3.31	3.26	2%	3.54	3.62	(2)%
Transportation costs	5.95	5.64	5%	6.00	5.86	2%
Production taxes	0.93	1.39	(33)%	0.80	1.25	(36)%
Ad valorem tax expense	0.19	0.25	(24)%	0.23	0.39	(41)%
General and administrative (excluding stock-compensation)	1.60	2.26	(29)%	1.80	2.30	(22)%
Net, before the effects of derivative settlements	$8.37	$13.98	(40)%	$5.77	$11.68	(51)%
Derivative settlement gain	7.10	6.85	4%	8.97	8.24	(9)%
Margin, including the effects of derivative settlements	$15.47	$20.83	(26)%	$14.74	$19.92	(26)%

Depletion, depreciation, amortization, and asset retirement obligation liability accretion	$14.75	$13.34	11%	$15.34	$13.14	17%

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
June 30, 2016

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Operating revenues:
Oil, gas, and NGL production revenue	$291,142	$441,256	$502,965	$834,571
Net gain (loss) on divestiture activity	50,046	71,884	(18,975)	36,082
Other operating revenues	626	3,006	900	11,427
Total operating revenues and other income	341,814	516,146	484,890	882,080

Operating expenses:
Oil, gas, and NGL production expense	148,591	173,685	293,134	369,836
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	211,020	219,704	425,227	437,105
Exploration(1)	13,187	25,541	28,460	62,948
Impairment of proved properties	—	12,914	269,785	68,440
Abandonment and impairment of unproved properties	38	5,819	2,349	17,446
General and administrative (including stock-based compensation)(1)	28,200	42,605	60,438	86,244
Change in Net Profits Plan liability	3,125	(4,476)	1,865	(8,810)
Derivative (gain) loss(2)	163,351	80,929	149,123	(73,238)
Other operating expenses	4,851	10,304	11,783	27,423
Total operating expenses	572,363	567,025	1,242,164	987,394

Loss from operations	(230,549)	(50,879)	(757,274)	(105,314)

Non-operating income (expense):
Interest income	5	25	11	596
Interest expense	(34,035)	(30,779)	(65,123)	(63,426)
Gain (loss) on extinguishment of debt	—	(16,578)	15,722	(16,578)

Loss before income taxes	(264,579)	(98,211)	(806,664)	(184,722)
Income tax benefit	95,898	40,703	290,773	74,156

Net loss	$(168,681)	$(57,508)	$(515,891)	$(110,566)

Basic weighted-average common shares outstanding	68,102	67,483	68,090	67,473

Diluted weighted-average common shares outstanding	68,102	67,483	68,090	67,473

Basic net loss per common share	$(2.48)	$(0.85)	$(7.58)	$(1.64)

Diluted net loss per common share	$(2.48)	$(0.85)	$(7.58)	$(1.64)

(1) Non-cash stock-based compensation component included in:
Exploration expense	$1,785	$1,773	$3,447	$3,448
G&A expense	$5,262	$5,418	$10,468	$9,767

(2) The Derivative (gain) loss line item consists of the following:
Settlement gain	$(101,710)	$(112,795)	$(248,738)	$(274,024)
Loss on fair value changes	$265,061	$193,724	$397,861	$200,786
Total derivative (gain) loss:	$163,351	$80,929	$149,123	$(73,238)

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (unaudited)
June 30, 2016
Condensed Consolidated Balance Sheets
(in thousands, except share amounts)	June 30,	December 31,
ASSETS	2016	2015

Current assets:
Cash and cash equivalents	$18	$18
Accounts receivable	143,979	134,124
Derivative asset	145,576	367,710
Prepaid expenses and other	14,901	17,137
Total current assets	304,474	518,989

Property and equipment (successful efforts method):
Proved oil and gas properties	7,249,808	7,606,405
Less - accumulated depletion, depreciation, and amortization	(3,606,829)	(3,481,836)
Unproved oil and gas properties	222,967	284,538
Wells in progress	415,973	387,432
Oil and gas properties held for sale, net	173,001	641
Other property and equipment, net of accumulated depreciation of $38,175 and $32,956, respectively	146,412	153,100
Total property and equipment, net	4,601,332	4,950,280

Noncurrent assets:
Derivative asset	113,119	120,701
Other noncurrent assets	25,550	31,673
Total other noncurrent assets	138,669	152,374

Total Assets	$5,044,475	$5,621,643

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$257,349	$302,517
Derivative liability	63,492	8
Total current liabilities	320,841	302,525

Noncurrent liabilities:
Revolving credit facility	330,500	202,000
Senior Notes, net of unamortized deferred financing costs	2,272,580	2,315,970
Asset retirement obligation	108,331	137,284
Asset retirement obligation associated with oil and gas properties held for sale	32,055	241
Net Profits Plan liability	9,476	7,611
Deferred income taxes	472,355	758,279
Derivative liability	104,660	—
Other noncurrent liabilities	44,841	45,332
Total noncurrent liabilities	3,374,798	3,466,717

Stockholders’ equity:
Common stock, $0.01 par value - authorized: 200,000,000 shares; issued and outstanding: 68,274,551 and 68,075,700, respectively	683	681
Additional paid-in capital	321,841	305,607
Retained earnings	1,040,219	1,559,515
Accumulated other comprehensive loss	(13,907)	(13,402)
Total stockholders’ equity	1,348,836	1,852,401

Total Liabilities and Stockholders’ Equity	$5,044,475	$5,621,643

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
June 30, 2016

Condensed Consolidated Statements of Cash Flows
(in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2016	2015	2016	2015
Cash flows from operating activities:
Net loss	$(168,681)	$(57,508)	$(515,891)	$(110,566)
Adjustments to reconcile net loss to net cash provided by operating activities:
Net (gain) loss on divestiture activity	(50,046)	(71,884)	18,975	(36,082)
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	211,020	219,704	425,227	437,105
Exploratory dry hole expense	(5)	6,621	(24)	22,896
Impairment of proved properties	—	12,914	269,785	68,440
Abandonment and impairment of unproved properties	38	5,819	2,349	17,446
Stock-based compensation expense	7,047	7,191	13,915	13,215
Change in Net Profits Plan liability	3,125	(4,476)	1,865	(8,810)
Derivative (gain) loss	163,351	80,929	149,123	(73,238)
Derivative settlement gain	101,710	112,795	248,738	274,024
Amortization of deferred financing costs	2,850	1,935	1,930	3,892
Non-cash (gain) loss on extinguishment of debt, net	—	4,123	(15,722)	4,123
Deferred income taxes	(95,975)	(50,829)	(291,014)	(84,556)
Plugging and abandonment	(2,112)	(961)	(2,716)	(3,386)
Other, net	548	(1,930)	676	(434)
Changes in current assets and liabilities:
Accounts receivable	(38,142)	(30,576)	(11,220)	38,951
Prepaid expenses and other	3,503	1,652	8,487	2,933
Accounts payable and accrued expenses	(9,433)	11,376	(61,727)	(34,040)
Accrued derivative settlements	9,799	18,691	14,117	17,595
Net cash provided by operating activities	138,597	265,586	256,873	549,508

Cash flows from investing activities:
Net proceeds from the sale of oil and gas properties	11,761	313,415	12,967	334,988
Capital expenditures	(169,200)	(429,165)	(345,570)	(974,130)
Acquisition of proved and unproved oil and gas properties	(2,707)	3,481	(17,751)	(6,588)
Other, net	(1,785)	1	(900)	(996)
Net cash used in investing activities	(161,931)	(112,268)	(351,254)	(646,726)

Cash flows from financing activities:
Proceeds from credit facility	268,000	670,500	585,000	1,230,500
Repayment of credit facility	(230,500)	(965,000)	(456,500)	(1,274,500)
Debt issuance costs related to credit facility	(3,132)	—	(3,132)	—
Net proceeds from Senior Notes	—	491,557	—	491,557
Cash paid to repurchase Senior Notes	(9,987)	(350,000)	(29,904)	(350,000)
Proceeds from sale of common stock	2,354	3,157	2,354	3,157
Dividends paid	(3,404)	(3,373)	(3,404)	(3,373)
Other, net	(30)	(99)	(33)	(161)
Net cash provided by (used in) financing activities	23,301	(153,258)	94,381	97,180

Net change in cash and cash equivalents	(33)	60	—	(38)
Cash and cash equivalents at beginning of period	51	22	18	120
Cash and cash equivalents at end of period	$18	$82	$18	$82

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
June 30, 2016

Adjusted Net Income (Loss)
(in thousands, except per share data)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
Reconciliation of net loss (GAAP) to adjusted net income (loss) (Non-GAAP):
	2016	2015	2016	2015
Reported net loss (GAAP)	$(168,681)	$(57,508)	$(515,891)	$(110,566)

Adjustments to net loss:
Change in Net Profits Plan liability	3,125	(4,476)	1,865	(8,810)
Derivative (gain) loss	163,351	80,929	149,123	(73,238)
Derivative settlement gain	101,710	112,795	248,738	274,024
Net (gain) loss on divestiture activity	(50,046)	(71,884)	18,975	(36,082)
Impairment of proved properties	—	12,914	269,785	68,440
Abandonment and impairment of unproved properties	38	5,819	2,349	17,446
(Gain) loss on extinguishment of debt	—	16,578	(15,722)	16,578
Unwinding of derivatives contracts related to Mid-continent	—	(15,329)	—	(15,329)
Other, net (2)	(34)	6,104	718	7,554
Total adjustments before taxes:	$218,144	$143,450	$675,831	$250,583
Tax effect of adjustments(1)	$(79,622)	$(52,790)	$(246,678)	$(92,215)
Total adjustments after taxes:	$138,522	$90,660	$429,153	$158,368

Adjusted net income (loss) (Non-GAAP)(3)	$(30,159)	$33,152	$(86,738)	$47,802

Adjusted net income (loss) per adjusted diluted share (Non-GAAP):	$(0.44)	$0.49	$(1.27)	$0.70

Reconciliation of diluted weighted-average common shares (GAAP) to adjusted diluted weighted-average shares outstanding (Non-GAAP)(4):

Diluted weighted-average shares outstanding (GAAP)	68,102	67,483	68,090	67,473
Potentially dilutive shares not included due to GAAP net loss	—	590	—	490
Adjusted diluted weighted-average shares outstanding (Non-GAAP)	68,102	68,073	68,090	67,963

(1) The tax effect of adjustments is calculated using a tax rate of 36.5% for the three and six month periods ending June 30, 2016 and 36.8% for the three and six month periods ended June 30, 2015. These rates approximate the Company's statutory tax rate for the respective periods, as adjusted for ordinary permanent differences.

(2) For the periods presented, the adjustments are related to impairment of materials inventory and an adjustment relating to claims on royalties on certain Federal and Indian leases. These items are included in other operating expenses on the Company's condensed consolidated statements of operations.

(3) Adjusted net income (loss) excludes certain items that the Company believes affect the comparability of operating results. Items excluded generally are non-recurring items or are items whose timing and/or amount cannot be reasonably estimated. These items include non-cash and other adjustments, such as the change in the Net Profits Plan liability, derivative gain, net of derivative settlement gains, impairments, and net (gain) loss on divestiture activity. The non-GAAP measure of adjusted net income (loss) is presented because management believes it provides useful additional information to investors for analysis of SM Energy's fundamental business on a recurring basis. In addition, management believes that adjusted net income (loss) is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted net income (loss) should not be considered in isolation or as a substitute for net income (loss), income (loss) from operations, cash provided by operating activities, or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since adjusted net income (loss) excludes some, but not all, items that affect net income (loss) and may vary among companies, the adjusted net income (loss) amounts presented may not be comparable to similarly titled measures of other companies.

(4) For periods where the Company reports a GAAP net loss, the diluted weighted-average common shares outstanding equals the basic weighted average common shares outstanding.  Potentially dilutive securities related to unvested Restricted Stock Units and contingent Performance Share Units are not treated as dilutive securities in periods where the Company reports a GAAP net loss for the period.  In periods where the Company reports adjusted net income, those dilutive securities are included in the adjusted diluted weighted-average common shares outstanding.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
June 30, 2016

Adjusted EBITDAX (1)
(in thousands)

Reconciliation of net income (loss) (GAAP) to adjusted EBITDAX (Non-GAAP) to net cash provided by operating activities (GAAP)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Net loss (GAAP)	$(168,681)	$(57,508)	$(515,891)	$(110,566)
Interest expense	34,035	30,779	65,123	63,426
Interest income	(5)	(25)	(11)	(596)
Income tax benefit	(95,898)	(40,703)	(290,773)	(74,156)
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	211,020	219,704	425,227	437,105
Exploration (2)	11,402	23,768	25,013	59,500
Impairment of proved properties	—	12,914	269,785	68,440
Abandonment and impairment of unproved properties	38	5,819	2,349	17,446
Stock-based compensation expense	7,047	7,191	13,915	13,215
Derivative (gain) loss	163,351	80,929	149,123	(73,238)
Derivative settlement gain(3)	101,710	112,795	248,738	274,024
Change in Net Profits Plan liability	3,125	(4,476)	1,865	(8,810)
Net (gain) loss on divestiture activity	(50,046)	(71,884)	18,975	(36,082)
(Gain) loss on extinguishment of debt	—	16,578	(15,722)	16,578
Other, net	—	1,406	1,692	2,856
Adjusted EBITDAX (Non-GAAP)	$217,098	$337,287	$399,408	$649,142
Interest expense	(34,035)	(30,779)	(65,123)	(63,426)
Interest income	5	25	11	596
Income tax benefit	95,898	40,703	290,773	74,156
Exploration (2)	(11,402)	(23,768)	(25,013)	(59,500)
Exploratory dry hole expense	(5)	6,621	(24)	22,896
Amortization of deferred financing costs	2,850	1,935	1,930	3,892
Deferred income taxes	(95,975)	(50,829)	(291,014)	(84,556)
Plugging and abandonment	(2,112)	(961)	(2,716)	(3,386)
Loss on extinguishment of debt	—	(12,455)	—	(12,455)
Other, net	548	(3,336)	(1,016)	(3,290)
Changes in current assets and liabilities	(34,273)	1,143	(50,343)	25,439
Net cash provided by operating activities (GAAP)	$138,597	$265,586	$256,873	$549,508

(1) Adjusted EBITDAX represents net income (loss) before interest expense, other non-operating income or expense, income taxes, depletion, depreciation, amortization, and accretion expense, exploration expense, impairments, non-cash stock-based compensation expense, derivative gains and losses net of settlements, change in the Net Profits Plan liability, and gains and losses on divestitures. Adjusted EBITDAX excludes certain items that the Company believes affect the comparability of operating results and can exclude items that are generally one-time in nature or whose timing and/or amount cannot be reasonably estimated. Adjusted EBITDAX is a non-GAAP measure that is presented because the Company believes it provides useful additional information to investors and analysts, as a performance measure, for analysis of the Company's ability to internally generate funds for exploration, development, acquisitions, and to service debt. We are also subject to financial covenants under our Amended Credit Agreement based on adjusted EBITDAX ratios. In addition, adjusted EBITDAX is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted EBITDAX should not be considered in isolation or as a substitute for net income (loss), income (loss) from operations, net cash provided by operating activities, or profitability or liquidity measures prepared under GAAP. Because adjusted EBITDAX excludes some, but not all items that affect net income (loss) and may vary among companies, the adjusted EBITDAX amounts presented may not be comparable to similar metrics of other companies. Under the terms of the Company’s credit agreement, if the Company fails to comply with the covenants that establish a maximum permitted ratio of senior secured debt to adjusted EBITDAX and a minimum permitted ratio of interest to adjusted EBITDAX, it will be in default, an event that would prevent it from borrowing under its credit facility and would therefore materially limit the Company’s sources of liquidity.  In addition, if the Company was in default under its credit facility and unable to obtain a waiver of that default from its lenders, the lenders under that facility and under the indentures governing the Company’s outstanding Senior Notes would be entitled to exercise all of their remedies for a default.

(2) Stock-based compensation expense is a component of exploration expense and general and administrative expense on the accompanying statements of operations. Therefore, the exploration line items shown in the reconciliation above will vary from the amount shown on the accompanying statements of operations for the component of stock-based compensation expense recorded to exploration expense.

(3)Natural gas derivative settlements for the three and six months ended June 30, 2015 include a $15.3 million gain on the early settlement of future contracts as a result of divesting our Mid-Continent assets during the second quarter of 2015.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
June 30, 2016

Total Capital Spend Reconciliation
(in thousands)

Reconciliation of costs incurred in oil & gas activities (GAAP)	For the Three Months Ended June 30,	For the Six Months Ended June 30,
to total capital spend (Non-GAAP)(1)
	2016	2016
Costs incurred in oil and gas activities (GAAP):	$177,318	$404,713

Less:
Assets retirement obligation	(1,261)	(1,720)
Capitalized interest	(5,231)	(10,312)
Proved property acquisitions(2)	(136)	(2,315)
Unproved property acquisitions	(2,792)	(16,801)
Other	(334)	(650)

Total capital spend (Non-GAAP):	$167,564	$372,915

(1) The non-GAAP measure of total capital spend is presented because management believes it provides useful information to investors for analysis of SM Energy's fundamental business on a recurring basis. In addition, management believes that total capital spend is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Total capital spend should not be considered in isolation or as a substitute for Costs Incurred or other capital spending measures prepared under GAAP. The total capital spend amounts presented may not be comparable to similarly titled measures of other companies.

(2) Includes approximately $400,000 of ARO associated with proved property acquisitions for the six-month period ended June 30, 2016.